SPECIAL CUSTODY ACCOUNT AGREEMENT

AGREEMENT (this “Agreement”), dated as of November 17, 2011, by and among CITIBANK, N.A., (New York Offices) in its capacity as Custodian hereunder (“Custodian”), Diamond Hill Funds, on behalf of its Diamond Hill Research Opportunities Fund (“Customer”) and J.P. MORGAN CLEARING CORP. (“Broker”).

WHEREAS, Broker is a securities broker-dealer and is a member of several national securities exchanges; and

WHEREAS, Customer desires from time to time to execute various securities transactions, including short sales (which are permitted by the investment policies of Customer), and in connection therewith has executed the Customer Agreement (as defined below) which provides for margin transactions; and

WHEREAS, to facilitate transactions in Customer’s account with Broker in short sales of securities, Customer and Broker desire to establish procedures for the compliance by Customer and Broker, as applicable, with the provisions of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of various exchanges and other applicable margin requirements (“Margin Rules”) and other laws, rules and regulations (“Other Regulations”); and

WHEREAS, to assist Broker and Customer in complying with the Margin Rules and Other Regulations, Custodian is prepared to act as custodian to hold certain Collateral in the Special Custody Account(s) (as each such term is defined below); and

WHEREAS, to further protect Broker and at the request of Customer, Custodian is prepared to act as custodian to hold certain Collateral in the Deposit Account(s) (as defined below);

NOW, THEREFORE, Customer, Custodian and Broker hereby agree as follows:

1.	DEFINITIONS

As used herein, the following terms have the following meanings:

(a) “Advice from Broker” or “Advice” means a written notice or instruction provided by Broker to Customer or Custodian by mail, personal delivery or facsimile, or by electronic mail or other internet or electronic means, including without limitation, through the provision of access to, or use of, an internet site, or an on-line or other electronic system for account access, trading, order entry or other service, and provided further, that Advice to the Customer for the deposit or posting of initial or additional Collateral or with respect to Broker’s ability to effect a short sale for Customer may be given orally. Notwithstanding anything else in this Agreement any Advice to Custodian shall be by the means reasonably acceptable and agreed upon by Custodian and Broker. An authorized agent of Broker will certify to Custodian the names and signatures of those employees who are authorized to sign an Advice from Broker, which certification may be amended from time to time. When used herein, the term “Advise” means the act of sending an Advice from Broker.

Standard form dated 09.10.09

(b) “Closing Transaction” is a transaction in which Customer purchases securities which have been sold short.

(c) “Collateral” shall mean each of (whether now owned or existing or hereafter acquired or coming into existence) (i) the Special Custody Accounts; (ii) the Deposit Accounts; (ii) the assets, properties, rights and items from time to time deposited by or on behalf of Customer in, held, contained, evidenced, represented or reflected in or by, or related to or arising from, any Special Custody Account or Deposit Account, including, in each case, without limitation, (A) any and all Certificated Securities, Uncertificated Securities, Federal Book Entry Securities, other Securities, Financial Assets, Security Entitlements, other Investment Property, Instruments, Accounts, General Intangibles, Documents, or Money, (B) any and all assets, properties, rights and items of the types described in clause (A) above issued or distributed with respect to any collateral as dividends, interest payments and other distributions or as a result of any amendment of the certificate of incorporation or other charter documents, merger, consolidation, redesignation, reclassification, purchase or sale of assets, dissolution, or plan of arrangement, compromise or reorganization of the issuer of any Collateral, and (C) any rights incidental to the ownership of any of the foregoing, including voting, conversion and registration rights and rights of recovery for violations of applicable securities laws; and (iv) any Proceeds of any of the foregoing, including without limitation, to the extent not otherwise covered above, the proceeds of any exercise, redemption, sale or exchange.

(d) “Customer Agreement” means the Institutional Account Agreement, among Customer, Broker and the affiliates of Broker party thereto, as in effect from time to time or any successor or replacement agreement thereto.

(e) “DTC” means The Depository Trust Company or any successor thereto.

(f) “DTC Participant” means any Person that is eligible to maintain, and maintains, one or more accounts with the DTC.

(g) “Eligible Assets” means, collectively, any and all “margin securities” (as defined under Regulation T of the Board of Governors of the Federal Reserve System) as Broker shall from time to time Advise are acceptable to Broker. For the avoidance of doubt, cash shall not constitute an Eligible Asset.

(h) “Exchange Business Day” means a day on which the New York Stock Exchange is open for trading.

(i) “Fed” means the Federal Reserve Bank.

(j) “Fed Member” means any Person that is eligible to maintain, and maintains, one or more book-entry accounts in the name of such Person with the Fed.

(k) “Federal Book Entry Regulations” means the provisions for the creation and perfection of security interests in Federal Book Entry Securities contained in (or contained in regulations substantially identical to) Subpart O, 31 C.F.R. § 306.115 through § 306.122.

(l) “Federal Book Entry Securities” means Securities and other Collateral maintained in the form of entries on the records of the Fed.

Standard form dated 09.10.09

(m) “Insolvency” means that either Customer or Custodian (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fail, or admit in writing its inability, generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) a secured party takes possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained; (h) causes or is subject to any event with respect to it which under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) through (g); or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(n) “Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed by Customer and sent (i) to Broker by mail, personal delivery or facsimile or any other form of instruction agreed to among the parties, (ii) to Custodian in the form and subject to the requirements of Custodian as provided in the custodial services agreement by and between Customer and Custodian. An officer of Customer will certify Broker the names and signatures of those persons authorized to sign the Instructions, which certification may be amended or transmitting from time to time. When used herein, the term “Instruct” shall mean the act of sending an Instruction from Customer.

(o) “Net Margin Amount” means, the net cash balance in all accounts maintained by Broker for Customer minus the amount of cash collateral required by Broker in accordance with the Customer Agreement (as from time to time determined by Broker in its judgment exercised in good faith) in respect ofthe short positions maintained in such accounts.

(p) “NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(q) “Person” means an individual, partnership, corporation, firm, business trust, joint stock company, trust, unincorporated association, joint venture, association, company, division of a corporation, governmental authority or other entity of whatever nature.

(r) “Right” means any lien, security interest, pledge, charge, encumbrance, claim, setoff right, ownership or property right, title or interest (including, without limitation, such as has been obtained by sale, transfer, assignment, conveyance, contribution, exchange or other disposition) or other right, title or interest of any kind (including, without limitation, such as are listed in the definition of “Collateral”).

(s) “Secured Obligations” means (i) any and all Obligations of Customer to Broker from time to time outstanding as defined in the Customer Agreement and any obligation hereunder and (ii) on a subordinated basis, any other obligations or liabilities constituting Obligations as defined under the Customer Agreement.

Standard form dated 09.10.09

The following terms have the respective meanings assigned to them in the NYUCC: “Certificated Securities,” “Control,” “Deliver,” “Delivery,” “Documents,” “Entitlement Order,” “Entitlement Holder,” “Financial Asset,” “General Intangibles,” “Investment Property,” “Money,” “Proceeds,” “Securities Account,” “Securities Intermediary,” “Securities Intermediary’s Jurisdiction,” “Security,” “Security Entitlement” and “Uncertificated Securities”.

The following terms are defined in the section set forth opposite such term:

Term	Section
“Accounts”	Section 2(b)
“Default”	Section 6
“Deposit Account”	Section 2(b)
“Deposit Account Collateral”	Section 2(c)
“Primary Custody Agreement”	Section 5(d)
“Required Securities Margin Value”	Section 4(a)
“SCA Collateral”	Section 2(c)
“Securities Margin Deficiency”	Section 4(a)
“Security Interest”	Section 2(d)
“Special Custody Account”	Section 2(a)

2.	ACCOUNTS.

(a) Opening Special Custody Accounts. In accordance with the terms hereto, Custodian shall open one or more, separate special custody accounts, each such account to be entitled “Special Custody Account for J.P. Morgan Clearing Corp. as pledgee of Diamond Hill Funds, on behalf of its Diamond Hill Long-Short Fund” (each such account opened pursuant to this Agreement, a “Special Custody Account” and collectively, the “Accounts”) and shall hold in each Special Custody Account (i) all Eligible Assets received by Custodian from time to time for deposit into such Special Custody Account (as Advised by Broker or Instructed by Customer) and (ii) other than as contemplated by Section 2(b), all other Collateral related to any such Eligible Assets.

(b) Opening Deposit Accounts. In respect of each Special Custody Account, Custodian shall open a separate deposit account, each such account to be entitled “Diamond Hill Funds, on behalf of its Diamond Hill Long-Short Fund Deposit Pledge Account in favor of JPMCC” (each a “Deposit Account” and together with the Special Custody Accounts, the “Accounts”), and Custodian shall promptly transfer into a Deposit Account any and all cash in any currency received by it in respect of assets held in the related Special Custody Account and any other cash otherwise credited to the related Special Custody Account at any time. Custodian shall also hold in each Deposit Account all proceeds on any property credited to thereto. Each Deposit Account shall be an account of Customer pledged to Broker. Other than as specifically set forth herein, the terms and conditions which apply to Cash Accounts as defined in and pursuant to the Primary Custody Agreement (hereinafter defined) in effect from time to time between Custodian and Customer shall apply to any Deposit Accounts.

Standard form dated 09.10.09

(c) Separate Accounts. Each of Customer, Broker and Custodian hereby agrees that all Collateral will be held by Custodian separate and apart from (i) any other property of Customer which may be held by Custodian, (ii) any other property of Broker which may be held by Custodian and (iii) for the avoidance of doubt, any property of any other customer of Broker which may be held by Custodian. Notwithstanding the arrangements made for administrative convenience herein, including, without limitation, pursuant to Section 2(g) with respect to tax reporting, Section 8(i) with respect to voting, and Section 5(e) with respect to the compensation of Custodian for services rendered hereunder, each of Customer, Broker and Custodian hereby agrees that all Collateral other than the Deposit Accounts and the assets credited thereto (“Deposit Account Collateral” and “SCA Collateral,” respectively) will be held for Broker by Custodian as Securities Intermediary of Broker and shall be held by Custodian as agent of and Custodian for Broker and other than as specifically contemplated herein, Broker shall be the only Entitlement Holder thereof.

(d) Security Interest and Back-Up Security Interest. Customer hereby grants to Broker, for itself and for the benefit of each JP Morgan Entity (as defined in the Customer Agreement), a continuing lien on and security interest in all Collateral (the “Security Interest”) as collateral security for the payment and performance when due or required to be performed (whether at the scheduled performance date, by acceleration or otherwise) of the Secured Obligations, which Security Interest shall, to the fullest extent provided by law of the State of New York, be a first priority perfected security interest. Such Security Interest shall terminate at such time as Collateral is released from an Account pursuant to the terms hereof, provided that the Security Interest shall not terminate with respect to assets released from a Special Custody Account and reasonably contemporaneously transferred to, or deposited in, a Deposit Account.

(e) Perfection, Etc. Custodian represents and warrants, and covenants and agrees, as applicable, as follows:

(i) Custodian is and will at all times remain, and will at all times maintain the Account(s) in its capacity as, a “bank” (as defined in Section 3(a) (6) of the Securities Exchange Act of 1934, as amended and the NYUCC), and with notice of Broker’s Security Interest.

(ii) Custodian is and will at all times remain, and will at all times maintain the Special Custody Account(s) in its capacity as, a Securities Intermediary, and as appropriate, a DTC Participant or a Fed Member.

(iii) Custodian will at all times maintain the Deposit Account(s) as Deposit Accounts as defined in the NYUCC.

(iv) Custodian shall maintain all SCA Collateral in its possession or, as applicable, with the DTC, the Fed or such other clearing corporation as required by local law and market practice.

(v) Custodian shall ensure that all SCA Collateral maintained by Custodian with or through the DTC or any other clearing corporation (other than the Fed) is appropriately reflected in Custodian’s customer accounts with the DTC or such other clearing corporation in accordance with NYUCC Article 8. Custodian shall also ensure that all SCA Collateral consisting of Federal Book Entry Securities is appropriately reflected in Custodian’s customer book-entry accounts with the Fed, including, without limitation, by virtue of the Fed making appropriate entries in its records with respect to such Collateral, all in accordance with the Federal Book Entry Regulations. For the avoidance of doubt, if foreign securities are deposited into the account, Euroclear or any other central depository for foreign securities shall be used as required by local law and market practice.

Standard form dated 09.10.09

(vi) Custodian shall cause each Account and the Collateral contained therein or credited thereto to be maintained separately on its books and records from all other accounts, cash, assets, properties, and rights of Customer or Broker (including, without limitation, any other custody account, special custody account or other collateral).

(vii) Custodian shall not deposit into any Account any cash, assets, properties, or rights other than in accordance with this Agreement.

(viii) This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its respective terms.

(ix) The SCA Collateral is not, and will not be, subject to (and Custodian hereby irrevocably waives) any Right in favor of Custodian and the Collateral is not and will not be subject to any Right of any Person claiming through Custodian (other than the Security Interest and the Rights of Customer permitted pursuant to this Agreement).

(x) Custodian subordinates its Rights in respect of the Deposit Account Collateral with respect to amounts owed to it from Customer under the Primary Custody Agreement (but not, for the avoidance of doubt, any amounts owed by Customer in connection with the services provided hereunder (e.g. in connection with the maintenance of the Special Custody Account(s) or the Deposit Account(s))) to Broker’s Rights in respect thereof pursuant to the Security Interest.

(xi) Custodian has not received any notice, and does not know, of any Right of any Person in the Collateral (other than the Security Interest, the Rights of Customer permitted pursuant to this Agreement and with respect to the Deposit Account Collateral, the Rights of Custodian as contemplated herein).

(xii) Any Rights that Customer may have in the Collateral shall be subject in all respects to the terms of this Agreement including, without limitation, the Security Interest.

(xiii) Each Special Custody Account is, and will (and Custodian has taken and shall continue to take all steps to ensure that such Special Custody Account will) at all times remain, under the sole dominion and Control of Broker as provided in this Agreement. To that end, all Certificated Securities and Uncertificated Securities will, by virtue of being held under such dominion and Control, be deemed to have been Delivered to Broker.

(xiv) Each Deposit Account is, and will at all times remain, under the Control of Broker.

(xv) Custodian will treat all Collateral credited to a Special Custody Account as a Financial Asset.

(xvi) Custodian will treat Broker as entitled to exercise any and all Rights, and to benefit from any and all property interests, that comprise such Financial Assets (including, without limitation, the Rights and property interests constituting Security Entitlements with respect to such Financial Assets). For the avoidance of doubt, Customer shall be entitled to vote on proxies or corporate action related to the Collateral.

(xvii) Custodian shall (A) with respect to SCA Collateral, comply with any and all Entitlement Orders originated by Broker (without further consent by Customer, any other Entitlement Holder or any other Person), (B) with respect to Deposit Account Collateral, comply with instructions originated by Broker, including, without imitation, instructions directing the disposition of funds, without the consent of the Customer, (C) accept instructions as to disposition of the Collateral, only from Broker and from no other Person (whether from Customer, any other Entitlement Holder or other Person), (D) except as contemplated by Section

Standard form dated 09.10.09

8(i), accept other Entitlement Orders or instructions with respect to Collateral only from Broker and from no other Person (whether from Customer, any other Entitlement Holder or other Person) and (E) with respect to SCA Collateral, not dispose of, or pledge, re-pledge, hypothecate or rehypothecate, or otherwise apply to the benefit of (except as otherwise specified in this Agreement) Custodian, Customer, any other Entitlement Holder (other than Broker) or any other Person, any of the Collateral without the prior written consent of Broker.

(xviii) As promptly as practicable, Custodian (A) shall in accordance with this Agreement, give all notices and directions, and will take all actions, on its part required to be given or taken (including, without limitation, all notices and directions to the DTC and the Fed) to preserve and protect the validity, perfection and priority of the Security Interest, (B) shall provide Broker and Customer with confirmation of each transfer into and out of each Account, (C) shall supply Broker and Customer (in the format agreed to by Broker and Customer) with a monthly statement of Collateral held, and transactions in each Account for such month and, upon request of Broker, shall notify Broker of the types and value of Collateral carried in each Account (it being understood that Custodian shall have no responsibility for determining the value of Collateral) and (D) shall be solely responsible to Customer in accordance with the Primary Custody Agreement for notifying Customer, of capital change information and corporate actions of which Custodian receives notice affecting securities held in a Special Custody Account including, but not limited to, securities called for redemption, the organization of protective committees, reorganizations, mergers, consolidations or similar proceedings and for following Customer’s Instructions in relation to the foregoing.

(f) Accounts and Records. Custodian shall maintain accounts and records for the Accounts and the Collateral in each Account to the extent necessary to comply with this Agreement and as more fully described in Sections 2(e) and 5(a). Custodian confirms and agrees that it will, in accordance with the terms of this Agreement, make entries in its books of account showing Broker’s first and prior Security Interest in the Collateral.

(g) Tax Reporting. Customer, Custodian and Broker agree that all items of income, gain, expense and loss recognized in any Account shall be reported by Custodian to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Customer.

3.	SHORT SALES

Broker may accept short sales orders placed by Customer with an executing broker for clearance and settlement in accordance with the Customer Agreement.

4.	ORIGINAL AND VARIATION MARGIN ON SHORT SALES

(a) Eligible Assets. Customer shall ensure that the value (as from time to time determined by Broker in its judgment exercised in good faith and notified by Broker to Customer) of all Eligible Assets from time to time on deposit in the Special Custody Account(s) is no less than the value required by Broker (as from time to time determined by Broker in its judgment exercised in good faith and notified by Broker to Customer) (the value required by Broker, the “Required Securities Margin Value” and the amount by which the Required Securities Margin Value exceeds the value of Eligible Assets in the Special Custody Account(s), if any, the “Securities Margin Deficiency”).

Standard form dated 09.10.09

(b) Deposit Account Collateral. Custodian shall promptly transfer into the related Deposit Account any and all cash in any currency received by it in respect of assets held in any Special Custody Account and any other cash otherwise credited to such Special Custody Account. Custodian shall also hold in each Deposit Account all Proceeds on any property credited to thereto. Customer acknowledges that, because of the Margin Rules and Other Regulations, there are negative consequences to Broker if it relies on Collateral credited to a Deposit Account, and that for purposes of determining Customer’s compliance with the margin and other collateral requirements of the Customer Agreement (and for the avoidance of doubt, the requirements of Section 4(a) hereof) no value will be given to Collateral credited to a Deposit Account.

(c) Excess Collateral. If the conditions for the release of margin under the Customer Agreement have been met, upon Customer’s request to release Collateral to Customer or to a third party, Broker shall promptly Advise Custodian to release Collateral to the extent that after giving effect to such release, Customer will be in compliance with all of its activities and agreements with Broker, including without limitation Section 4(a) and 4(e). For the avoidance of doubt, amounts available for release shall be reduced by the amount of any outstanding margin calls, and irrespective of the value of Collateral credited to the Deposit Account(s), Broker will comply with Customer’s request to release Collateral from the Special Custody Account, only to the extent that such release will not cause a Securities Margin Deficiency.

(d) Substitution and Addition of Collateral. For the avoidance of doubt, upon the request of Customer, an item or items of Collateral in a Special Custody Account may be returned to Customer upon the deposit by Customer of additional Eligible Assets into such Special Custody Account such that after giving effect to such return, the Customer will be in compliance with all of its activities and agreements with Broker, including without limitation Section 4(a). Broker shall not Advise Custodian to release any such Collateral prior to the deposit of the additional Eligible Assets as aforesaid. The Customer shall also be entitled to deposit additional Eligible Assets in a Special Custody Account for purposes of causing Broker to release cash from the Deposit Account and any account of Customer at Broker, provided that the Customer will be in compliance with all of its activities and agreements with Broker, including without limitation Section 4(a).

(e) Other Collateral Requirements; Open Short Sales Balance. By 11 :00 a.m. New York time on each Exchange Business Day, Broker shall calculate the Net Margin Amount and Advise Customer of such amount. If, on any Exchange Business Day, the Net Margin Amount is negative, Customer will pay, in cash, the absolute value of such Net Margin Amount to Broker for credit to Customer’s accounts maintained by Broker (and not, for the avoidance of doubt, to an Account maintained by Custodian) by the close of business on such Exchange Business Day. To the extent payments are not made as aforesaid, Broker will charge interest on the absolute value of any unpaid Net Margin Amounts owed by Customer. Customer authorizes Broker, but Broker shall not be obligated to, transfer cash from a Deposit Account to an account of Customer maintained by Broker to satisfy any requirements Customer has under this Section 4(e). If the Net Margin Amount is positive on any Exchange Business Day, upon request by Customer, Broker will promptly release a cash amount equal to the Net Margin Amount from the account of Customer at Broker. For the avoidance of doubt, Net Margin Amounts will be appropriately adjusted when short sales are closed out.

5.	CERTAIN RIGHTS AND DUTIES OF CUSTODIAN

Standard form dated 09.10.09

(a) Generally. Custodian shall receive and hold in each Special Custody Account, as Securities Intermediary and agent of Broker and upon the terms of this Agreement, all Collateral required (as Advised by Broker or Instructed by Customer) to be deposited into such Special Custody Account and, other than as contemplated hereunder, other property paid, distributed or substituted in respect of such Collateral or realized on the sale or other disposition of such Collateral; provided, however, that Custodian shall have no duty to require any money or securities to be delivered to it or to determine that the amount and form of assets delivered to it comply with any applicable requirements. Custodian may hold Securities in each Special Custody Account in bearer, nominee, book entry, Securities Entitlement or other form and in a depository or clearing corporation, with or without indicating that such Securities are held hereunder; provided, however, that all SCA Collateral shall be identified on Custodian’s records as subject to this Agreement and Broker’s first and prior Security Interest therein and shall be in a form that permits transfer without additional authorization or consent of Customer. Customer hereby agrees to hold Custodian and its nominees harmless from any liability as holder of record. Custodian shall receive and hold in each Deposit Account, all Collateral required to be deposited into such Deposit Account and, other property paid, or distributed in respect of such Collateral.

(b) Dividends and Interest. Any dividends or interest paid with respect to the Collateral held in any Special Custody Account shall, when collected, be transferred to the Deposit Account related to such Special Custody Account. Any interest paid with respect to the Collateral held in any Deposit Account shall, when collected, be deposited into such Deposit Account.

(c) Security Interest. Except as otherwise specified in this Agreement, Custodian shall have no responsibility for the validity or enforceability of the Security Interest.

(d) Limitation of Custodian’s Liability. Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of Advice from Broker regarding release or substitution of Collateral. Provided that Custodian shall have exercised the due care of a professional custodian for hire, Custodian shall not be liable or responsible for anything done, or omitted to be done, by it in good faith and in the absence of negligence, recklessness, willful misconduct or fraud (the “Standard of Care”). Subject to the Standard of Care, (i) the Custodian may rely upon any Advice, notice, Instruction or other communication which it reasonably believes to be genuine and authorized; (ii) in matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulation T and the other Margin Rules, or with any rules or regulations of the Options Clearing Corporation and (iii) Custodian shall not be liable to any party to the extent such liability results from any acts or omissions of the other parties to this Agreement. In no event shall the Custodian be liable for indirect, special or consequential damages of any kind whatsoever (including lost profits and lost business opportunity) even if it is advised of the possibility of such damages and regardless of the form of action in which any such damages may be claimed. As between Custodian and Customer, Custodian and Customer acknowledge that they are parties to the Global Custodial Services Agreement dated as of July 22, 2011 between Custodian and the Customer on behalf of its separate series listed on Exhibit A thereto (including Customer), pursuant to which the Custodian provides custodial services for Customer and other affiliated registered investment companies (the “Primary Custody Agreement”, which term shall include any agreement between Custodian and Customer for similar services that supersedes or

Standard form dated 09.10.09

replaces such agreement in the future). Custodian and Customer agree that the rights and obligations of Custodian and Customer as between one another with respect to any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees incurred by or asserted against either party and arising out of the matters covered by this Agreement, shall be determined by and in accordance with the same terms and conditions, including, without limitation, any and all indemnification obligations, as apply to matters arising out of the Primary Custody Agreement.

(e) Compensation. Custodian shall not receive additional compensation for its services provided under this Agreement; all compensation payable to Custodian by Customer shall be set forth from time to time in the Primary Custody Agreement between Customer and Custodian.

(f) Waiver of Primary Custody Agreement Defaults. For the avoidance of doubt, Custodian waives any breach of the Primary Custody Agreement related to the grant of the Security Interest in the Deposit Accounts(s).

(g) Disclaimer. For the avoidance of doubt, Custodian and Customer acknowledge and agree that Broker (i) is not a party to the Primary Custody Agreement, (ii) has no knowledge of the details of the Primary Custody Agreement and (iii) will not be held responsible for any information contained in the Primary Custody Agreement.

6.	DEFAULT

In the event (each a “Default”) of (i) failure by Customer to maintain sufficient Eligible Assets in any Special Custody Account such that it is not in compliance with Section 4(a), or (ii) failure by Customer to make any payment hereunder or under the Customer Agreement when due (including, upon demand by Broker, payment of any losses sustained by Broker as may occur under circumstances contemplated in Section 4(e) above), or (iii) failure by Customer to timely comply with any obligation on Customer’s part to be performed or observed under this Agreement or the Customer Agreement, or (iv) failure of any representation or warranty of Customer hereunder to be accurate in any material respect, or (v) Customer’s Insolvency, or (vi) the occurrence of any other default under the Customer Agreement which allows Broker to exercise remedies thereunder (however such exercise is described) then, upon any such Default, Broker shall have the right to (A) effect a Closing Transaction or a buy-in of any securities of which Customer’s account may be short, (B) transfer from Custodian (1) any Special Custody Account to another Securities Intermediary or (II) any Deposit Account to another bank, in each case, in Broker’s sole name or, (C) cause any Deposit Account to be registered in Broker’s own name, (D) remove any Collateral from any Account and in the case of Collateral which may be registered, register such Collateral in Broker’s name or in the name of Broker’s Securities Intermediary, agent or nominee or any of their nominees, (E) exercise any voting, conversion, registration, purchase or other Rights of a holder of any Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral and shall constitute a Secured Obligation hereunder, (F) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of such instruments, and (G) exercise any and all rights and remedies provided under the Customer Agreement, the NYUCC, including,

Standard form dated 09.10.09

without limitation, Article 8 and Article 9 thereof, or otherwise available under applicable law. Upon Advice from Broker to transfer or deliver any collateral, Custodian’s only obligation shall be to promptly deliver such Collateral free of payment to Broker or pursuant to Broker’s Advice. Custodian will provide notice to Customer of any receipt by Custodian of Advice from Broker to deliver Collateral free of payment, and shall promptly effect delivery of Collateral to Broker. As between Customer and Broker, Broker will not take any action described in clauses (A)-(G) above or sell any Securities held in a Special Custody Account unless (X) a Default has occurred and Broker has delivered a notice to Customer stating that, pursuant to this Agreement, the conditions precedent to Broker’s right to receive Collateral (including without limitation all Proceeds thereof) free of payment has occurred or (Y) Broker has been so Instructed by Customer. Subject to Broker’s requirements under applicable law, including but not limited to, the NYUCC, each sale or purchase of Collateral hereunder may be made according to Broker’s judgment and may be made at Broker’s discretion, at any time, in any order and in any commercially reasonable manner exercised in good faith but with no obligation to utilize third party pricing.

7.	LIMITATION OF LIABILITY TO CUSTOMER

Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by such Person hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of such Person’s gross negligence, willful misconduct or bad faith. The provisions of Section 5(d) of this Agreement (Limitation of Custodian’s Liability) shall apply solely with respect to Custodian. Notwithstanding anything set forth in this Agreement, neither Broker nor Custodian shall be liable for any losses caused directly or indirectly by any inability of such Person to perform occasioned by suspension of trading, wars, civil disturbances, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, specialists, markets, clearance organizations or information providers, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental, exchange or self-regulatory organization laws, rules or actions, or any other causes beyond such Person’s control; (provided that such party shall have implemented a business continuity plan), or for any consequential, incidental, punitive, special or indirect damages, economic loss or lost profits, even if such Person is advised of the possibility of such damages or loss. Neither Broker nor Custodian shall be liable to any party for any acts or omissions of the other parties to this Agreement, regardless of the form of action in which any such damages may be claimed.

8.	CUSTOMER REPRESENTATIONS, ETC.

Customer represents and warrants, and covenants and agrees, as applicable, that:

(a) Customer is and at all times during the life of this Agreement will be the lawful legal or beneficial owner of the Collateral, in each case (i) with full power and authority to sell, transfer, assign, convey, contribute or otherwise dispose of the Collateral, subject to the Security Interest (including, without limitation, to grant the Security Interest to Broker and to bestow upon Broker all the rights and remedies thereunto appertaining under applicable law or pursuant to this Agreement), and otherwise to deal (in accordance with this Agreement and the Customer Agreement) with, items from time to time constituting, or purporting to constitute,

Standard form dated 09.10.09

Collateral and (ii) free of any and all Rights of any other person whatsoever (other than the Security Interest and in the case of the Deposit Account Collateral, the Rights of the Custodian therein).

(b) Other than as specifically contemplated hereby, the Collateral is and will be freely transferable and assignable, and no portion of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision, declaration of trust or other contractual restriction of any nature which might prohibit, impair, delay or otherwise affect the pledge of the Collateral hereunder, or the sale or disposition of the Collateral pursuant hereto after the exercise by Broker of its rights and remedies hereunder.

(c) This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms, subject to applicable bankruptcy reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and applicable principles.

(d) Broker has, and will have, a valid and enforceable perfected first-priority lien on and security interest in the Collateral, securing the Secured Obligations subject in the case of the Deposit Account Collateral to the Rights of Custodian therein. Customer has taken and shall continue to take all steps to ensure that each Account is, and will at all times remain under the Control of Broker.

(e) The execution, delivery and performance of this Agreement and the Customer Agreement by the Customer, the grant of the Security Interest hereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any law, rule, regulation, judgment, writ, injunction or order of any court or governmental authority, in each case applicable to Customer; (ii) violate or result in the breach of or default under the charter, bylaws or other organic documents of Customer, or any other agreement to which Customer is a party or by which any of its properties or the Collateral are bound, or (iii) violate any restriction on the transfer of any of the Collateral.

(f) No consent, approval, license, permit or authorization of any Person or any governmental authority is requested or required for the valid execution, delivery and performance of this Agreement and the Customer Agreement, the creation and perfection of the Security Interest or the valid and effective exercise by Broker of the Rights available to it under this Agreement, the Customer Agreement or at law.

(g) Customer shall take all steps requested by Broker to secure for Broker, its successors and assigns the benefits of this Agreement, including (i) such steps as may be requested by Broker to perfect the security interests contemplated by this Agreement, and (ii) whether or not a Default has occurred, endorsing and delivering checks, notes and other instruments for the payment of money in the name and on behalf of Customer, endorsing and delivering securities certificates in the name and on behalf of Customer, executing and delivering in the name and on behalf of Customer instructions to the issuers of Uncertificated Securities and executing and filing in the name and on behalf of Customer financing statements and continuations and amendments to financing statements in any State of the United States and Forms 4, 5, 144 and Schedules 13D and 13G with the United States Securities and Exchange Commission. If Customer fails to perform any act required by this Agreement, Broker may perform such act in the name and on behalf of Customer, at Customer’s expense, which shall be chargeable to Customer and shall constitute a Secured Obligation.

Standard form dated 09.10.09

(h) Customer shall not, without the written consent of Broker, take any action in respect of the Collateral if such action would require the release of, or would adversely affect, any Collateral, the Security Interest therein or Broker’s rights with respect thereto.

(i) Customer shall be solely responsible for issuing Instructions directly to Custodian (and shall not seek to issue such Instructions to Broker) in relation to capital change information and corporate actions of which Customer receives notification from the Custodian pursuant to Section 2(e)(xviii)(D) of this Agreement affecting securities held by Custodian in the Special Custody Account(s) including, but not limited to, securities called for redemption, the organization of protective committees, reorganizations, mergers, consolidations or similar proceedings.

9.	TERMINATION

(a) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that (i) the status of any short sales, and of Collateral held at the time of such notice to margin such short sales shall not be affected by such termination until the release of such Collateral pursuant to applicable law or regulations or rules of any self regulatory organization to which Broker is subject; (ii) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to Broker all Secured Obligations then outstanding and has made arrangements reasonably acceptable to Broker with respect to the Secured Obligations not yet due and payable; and (iii) Custodian shall not be entitled to terminate this Agreement unless (A) it has given 90 days prior written notice to Broker and Customer, and (B) unless the Broker Advises otherwise, the Collateral shall have been transferred to Broker.

(b) The Security Interest shall terminate (i) with respect to Collateral as contemplated by Section 2(d); and (ii) in any other case, upon the termination of this Agreement. Any Collateral in which the Security Interest shall have terminated in accordance with the preceding sentence shall be transferred to Customer or its designee.

(c) Notwithstanding anything in the foregoing Section 9, in the event that there is a breach of this Agreement by the Custodian (including but not limited to, in the following events: (i) the Insolvency of the Custodian; (ii) failure of any representation or warranty by the Custodian to be accurate in any material respect which failure adversely affects Broker’s Rights under this Agreement or (iii) the failure by Custodian to timely comply with any obligation on Custodian’s part to be performed or observed under this Agreement, which failure adversely affects Broker’s Rights under this Agreement), then Broker may immediately terminate this Agreement and may, (A) direct Custodian (or in the case of Custodian’s Insolvency, Custodian’s trustee or receiver, as the case may be) to transfer (I) any Special Custody Account to another Securities Intermediary (and such account shall be named as set forth in Section 2(a) or (II) any Deposit Account to another Bank (and such account shall be named as set forth in Section 2(b) or (B) direct Custodian (or in the case of Custodian’s Insolvency, Custodian’s trustee or receiver, as the case may be) in the case of Collateral which may be registered, to register such Collateral in the name of another Securities Intermediary, agent or nominee or any of their nominees designated by Broker. In the event of a termination as described in this Section 9(c), Broker shall use reasonable efforts in consulting with Customer in terms of appointing another Securities Intermediary. For the avoidance of doubt, the Broker acknowledges that (x) the remedies afforded to it as set forth in this Section 9 are the sole

Standard form dated 09.10.09

remedies provided to Broker under this Agreement in the event that it terminates this Agreement due to a breach hereunder by Custodian; and (y) it may not exercise any of the rights afforded to it under the Customer Agreement in the event that it terminates this Agreement due to a breach hereunder by Custodian.

10.	NOTICES

Other than as contemplated by the term Advice, written communications hereunder shall be sent by facsimile transmission, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in each case addressed (and oral communications shall be directed to the following telephone numbers):

(a)	if to Custodian, to:	Citibank, N.A.
3435 Stelzer Road Columbus, Ohio 34425

		Facsimile: Telephone: Attention:	(614) 470-8715 (614) 470-8071 Bryan Haft

(b)	if to Customer, to:	325 John H. McConnell Blvd, Suite 200
Columbus, OH 43215

		Attention: Telephone: Facsimile:	Gary Young, Treasurer (614) 255-3341

(c)	if to Broker, to:	J.P. Morgan Clearing Corp.
383 Madison Avenue New York, NY 10179

		Attention: Telephone:	General Counsel 212-272-2000

or, in the case of each party hereto, such other address as such party shall notify to the other parties hereto in accordance with this Section 10.

11.	GOVERNING LAW; JURISDICTION

(a) This Agreement (including, without limitation, the creation, validity, perfection and priority of the Security Interest) shall be governed by and construed in accordance with the laws of the State of New York without reference to any choice of law rules that would result in the application of the law of any other jurisdiction. In furtherance of the foregoing, Broker, Customer and Custodian agree that, for all purposes of this Agreement, Custodian is the Securities Intermediary, and the State of New York is the Securities Intermediary’s jurisdiction.

Standard form dated 09.10.09

(b) Each of Broker, Custodian and Customer hereby (i) consents to the jurisdiction of the courts of the State of New York sitting in New York City and the courts of the United States of America for the Southern District of New York; and (ii) agrees that any suit, action, proceeding or dispute that may arise from time to time out of or in connection with this Agreement or any and all of the Collateral may be brought, or initiated and settled in such courts. Each of Broker, Custodian and Customer waives any objection that it may now or hereafter have to the venue of any such suit, action, proceeding or settlement in any such court, or that such suit, proceeding or settlement was brought in an inconvenient forum, and agrees not to plead or claim the same. Each of Broker, Custodian and Customer authorizes the service of process on itself by registered or certified mail or courier service c/o its address referred to in Section 10.

(c) To the maximum extent permitted by applicable law, each of Broker, Customer and Custodian irrevocably waives all right to trial by jury in any suit, action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Agreement or any and all of the Collateral.

(d) Broker acknowledges that to the extent any dispute arises between it and the Customer in connection with the transactions contemplated hereunder, Customer may proceed to settle such dispute in accordance with the Customer Agreement.

12.	THIS AGREEMENT CONTROLS

Other than with respect to Section 11(d), and notwithstanding anything to the contrary set forth in the Customer Agreement or the Primary Custody Agreement, in the event of any express inconsistency between this Agreement and the Customer Agreement or the Primary Custody Agreement, the terms of this Agreement shall prevail.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and shall become effective at such time as counterparts executed by all of the parties to this Agreement have been delivered. Each copy of this Agreement that includes counterparts executed by each party to this Agreement shall be an original hereof.

14.	CAPTIONS/HEADINGS

The captions and headings preceding the text of each section herein shall be disregarded in connection with the interpretation of this Agreement.

15.	SERIES COMPANY

The parties to this agreement acknowledge and agree that Customer is a registered investment company organized in series form and that the assets and liabilities of each series of the Customer are separate and distinct from the assets and liabilities or each other series. Accordingly, each of Custodian and Broker expressly agree that with respect to all obligations and liabilities arising under this Agreement, Custodian and Broker shall look for satisfaction solely to the assets of the series to which such obligation or liability relates. Without limiting the scope of the foregoing, any set-off right, obligations or liabilities with respect to a particular series shall not constitute set-off rights, obligations or liabilities with respect to any other series.

Standard form dated 09.10.09

[Signature page follows.]

Standard form dated 09.10.09

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized agents as of the day and year first above written.

Standard form dated 09.10.09